Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2023 Financial Results

and Declares Distribution of $0.55 Per Share

LOS ANGELES, CA, August 3, 2023 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2023.

Financial Highlights for the Quarter Ended June 30, 20231

•

Total investment income was $101.9 million ($1.32 per share) for the third fiscal quarter of 2023, as compared with $96.3 million ($1.32 per share) for the second fiscal quarter of 2023. Adjusted total investment income was $101.1 million ($1.31 per share) for the third fiscal quarter of 2023, as compared with $95.7 million ($1.31 per share) for the second fiscal quarter of 2023. The increase on a dollar basis was primarily driven by the first full quarter of interest income earned on the assets acquired in the merger with Oaktree Strategic Income II, Inc. (“OSI2”) (the “OSI2 Merger”) as well as the impact of higher base rates on the Company’s floating rate debt portfolio.

•

GAAP net investment income was $48.4 million ($0.63 per share) for the third fiscal quarter of 2023, as compared with $46.0 million ($0.63 per share) for the second fiscal quarter of 2023. The increase on a dollar basis was primarily driven by higher total investment income and lower operating expenses, which was partially offset by higher interest expense, management fees and Part I incentive fees.

•

Adjusted net investment income was $47.6 million ($0.62 per share) for the third fiscal quarter of 2023, as compared with $45.4 million ($0.62 per share) for the second fiscal quarter of 2023. The increase on a dollar basis was primarily the result of higher adjusted total investment income and lower operating expenses, which was partially offset by higher interest expense, management fees and Part I incentive fees.

•

Net asset value (“NAV”) per share was $19.58 as of June 30, 2023, down slightly as compared with $19.66 as of March 31, 2023, which was mainly the result of unrealized depreciation on debt investments, partially offset by undistributed net investment income.

•

Originated $251.0 million of new investment commitments and received $261.0 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2023. The weighted average yield on new debt investments was 12.6%.

•	Total debt outstanding was $1,785.0 million as of June 30, 2023. The total debt to equity ratio was 1.18x, and the net debt to equity ratio was 1.14x, after adjusting for cash and cash equivalents.

•

Upsized and extended maturity of the syndicated credit facility during the quarter ended June 30, 2023. Total commitments were increased from $1.0 billion to $1.2 billion and the maturity was extended to June 2028. Pricing, advance rates and other general terms were unchanged on the amended facility.

•

Liquidity as of June 30, 2023 was comprised of $59.7 million of unrestricted cash and cash equivalents and $482.5 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $274.4 million, or $247.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $247.3 million, approximately $185.2 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on September 29, 2023 to stockholders of record on September 15, 2023.

[1]

The Company completed a 1-for-3 reverse stock split on January 20, 2023, effective as of the commencement of trading on January 23, 2023. All share amounts and per share information included in this press release reflect the reverse stock split on a retroactive basis.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL produced solid results in our fiscal third quarter, supported by strong earnings and robust origination activity, which drove our annualized return on adjusted net investment income to 12.6%. We leveraged Oaktree’s platform to source compelling investments, including several opportunistic transactions that resulted from the prevailing volatile market environment. We believe these investments present an appealing risk-reward and position OCSL to continue to deliver attractive returns to our shareholders.”

Matt Pendo, President, said, “We made several enhancements to our capital structure during the quarter, creating flexibility and extending maturities. We increased the size of our syndicated credit facility to $1.2 billion and extended its maturity to 2028. In addition, we consolidated a credit facility acquired from Oaktree Strategic Income II, Inc. with our existing Citibank facility and pushed out the maturity to 2027. We appreciate the support from our banking partners to complete these amendments amid a challenging market backdrop, which we believe reflects the confidence they have in Oaktree as a manager. These improvements further strengthen our funding options and position us well to capitalize on new investment opportunities.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share. The distribution is payable in cash on September 29, 2023 to stockholders of record on September 15, 2023.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended

($ in thousands, except per share data)	June 30, 2023 (unaudited)	March 31, 2023 (unaudited)	June 30, 2022 (unaudited)

GAAP operating results:

Interest income	$95,310	$88,745	$54,728

PIK interest income	3,967	4,123	5,178

Fee income	1,573	2,380	2,275

Dividend income	1,050	1,054	956

Total investment income	101,900	96,302	63,137

Net expenses	53,487	50,324	22,767

Net investment income	48,413	45,978	40,370

Net realized and unrealized gains (losses), net of taxes	(11,728)	(24,456)	(78,204)

Net increase (decrease) in net assets resulting from operations	$36,685	$21,522	$(37,834)

Total investment income per common share	$1.32	$1.32	$1.03

Net investment income per common share	$0.63	$0.63	$0.66

Net realized and unrealized gains (losses), net of taxes per common share	$(0.15)	$(0.33)	$(1.28)

Earnings (loss) per common share — basic and diluted	$0.48	$0.29	$(0.62)

Non-GAAP Financial Measures[1]:

Adjusted total investment income	$101,058	$95,741	$60,949

Adjusted net investment income	$47,571	$45,417	$31,386

Adjusted net realized and unrealized gains (losses), net of taxes	$(11,116)	$(3,501)	$(76,016)

Adjusted earnings (loss)	$36,455	$41,916	$(37,834)

Adjusted total investment income per share	$1.31	$1.31	$1.00

Adjusted net investment income per share	$0.62	$0.62	$0.51

Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.14)	$(0.05)	$(1.24)

Adjusted earnings (loss) per share	$0.47	$0.57	$(0.62)

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of Oaktree Strategic Income Corporation with and into the Company in March 2021 (the “OCSI Merger”) and the OSI2 Merger and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of

($ in thousands, except per share data and ratios)	June 30, 2023 (unaudited)	March 31, 2023 (unaudited)	June 30, 2022 (unaudited)

Select balance sheet and other data:

Cash and cash equivalents	$59,704	$43,750	$34,306

Investment portfolio at fair value	3,135,619	3,164,860	2,565,389

Total debt outstanding (net of unamortized financing costs)	1,740,066	1,723,840	1,356,606

Net assets	1,509,441	1,515,150	1,263,529

Net asset value per share	19.58	19.66	20.67

Total debt to equity ratio	1.18x	1.16x	1.10x

Net debt to equity ratio	1.14x	1.14x	1.08x

Adjusted total investment income for the quarter ended June 30, 2023 was $101.1 million and included $94.4 million of interest income from portfolio investments, $4.0 million of payment-in-kind (“PIK”) interest income, $1.6 million of fee income and $1.1 million of dividend income. The $5.3 million increase was primarily driven by the first full quarter of interest income earned on the assets acquired in the OSI2 merger as well as the impact of higher base rates on the Company’s floating rate debt portfolio.

Net expenses for the quarter ended June 30, 2023 totaled $53.5 million, up $3.2 million from the quarter ended March 31, 2023. The increase in net expenses was primarily driven by $3.0 million of higher interest expense due to the impact of rising interest rates on the Company’s floating rate liabilities and an increase in average borrowings outstanding. Further contributing to the increase were a $0.8 million increase in base management fees resulting from the first full quarter of the assets acquired in the OSI2 Merger and $0.6 million of higher part I incentive fees as a result of higher adjusted net investment income during the quarter. These were partially offset by a $1.2 million reduction in professional fees and general and administrative expenses during the quarter.

Adjusted net investment income was $47.6 million ($0.62 per share) for the quarter ended June 30, 2023, up from $45.4 million ($0.62 per share) for the quarter ended March 31, 2023. The increase of $2.2 million primarily reflected $5.3 million of higher adjusted total investment income and was partially offset by $3.2 million of higher net expenses.

Adjusted net realized and unrealized losses, net of taxes, were $11.1 million for the quarter ended June 30, 2023, primarily reflecting unrealized depreciation on certain debt investments.

Portfolio and Investment Activity

	As of

($ in thousands)	June 30, 2023 (unaudited)	March 31, 2023 (unaudited)	June 30, 2022 (unaudited)

Investments at fair value	$3,135,619	$3,164,860	$2,565,389

Number of portfolio companies	156	165	151

Average portfolio company debt size	$19,800	$18,800	$16,700

Asset class:

Senior secured debt	88.5%	88.0%	86.6%

Unsecured debt	1.7%	1.9%	2.5%

Equity	3.8%	4.1%	4.3%

JV interests	6.0%	6.0%	6.6%

Non-accrual debt investments:

Non-accrual investments at fair value	$91,152	$73,424	$—

Non-accrual investments as a percentage of debt investments at fair value	3.1%	2.4%	—%

Non-accrual investments as a percentage of debt investments at cost	3.6%	2.5%	—%

Number of investments on non-accrual	5	2	—

Interest rate type:

Percentage floating-rate	86.0%	87.9%	87.8%

Percentage fixed-rate	14.0%	12.1%	12.2%

Yields:

Weighted average yield on debt investments[1]	12.3%	11.9%	9.3%

Cash component of weighted average yield on debt investments	11.4%	10.9%	8.2%

Weighted average yield on total portfolio investments[2]	11.8%	11.5%	9.0%

Investment activity:

New investment commitments	$251,000	$123,800	$131,900

New funded investment activity[3]	$243,300	$103,600	$130,000

Proceeds from prepayments, exits, other paydowns and sales	$261,000	$162,100	$129,900

Net new investments[4]	$(17,700)	$(58,500)	$100

Number of new investment commitments in new portfolio companies	6	6	12

Number of new investment commitments in existing portfolio companies	4	3	16

Number of portfolio company exits	16	5	7

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]

New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments and excludes the assets acquired in the OSI2 Merger during the three months ended March 31, 2023.

[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2023, the fair value of the investment portfolio was $3.1 billion and was composed of investments in 156 companies. These included debt investments in 143 companies, equity investments in 43 companies, and the Company’s joint venture investments in SLF JV I LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 32 of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2023, 95.3% of the Company’s portfolio at fair value consisted of debt investments, including 76.5% of first lien loans, 12.0% of second lien loans and 6.8% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 75.0% of first lien loans, 13.0% of second lien loans and 7.0% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of March 31, 2023.

As of June 30, 2023, there were five investments on non-accrual status, which represented 3.6% and 3.1% of the debt portfolio at cost and fair value, respectively. Three additional investments were placed on non-accrual during the quarter, which represented 1.0% and 0.8% of the debt portfolio at cost and fair value.

SLF JV I

The Company’s investments in SLF JV I totaled $140.6 million at fair value as of June 30, 2023, up 1% from $139.5 million as of March 31, 2023. The increase was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio and undistributed net investment income.

As of June 30, 2023, SLF JV I had $370.2 million in assets, including senior secured loans to 52 portfolio companies. This compared to $392.9 million in assets, including senior secured loans to 56 portfolio companies, as of March 31, 2023. As of June 30, 2023, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $3.4 million for the Company during the quarter ended June 30, 2023, up from $3.2 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.1 million for the Company during the quarter ended June 30, 2023, flat as compared to the prior quarter. As of June 30, 2023, SLF JV I had $60.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Glick JV

The Company’s investments in Glick JV totaled $49.6 million at fair value as of June 30, 2023, down 1% from $50.0 million as of March 31, 2023. The decrease was primarily driven by investment losses.

As of June 30, 2023, Glick JV had $126.8 million in assets, including senior secured loans to 37 portfolio companies. This compared to $131.0 million in assets, including senior secured loans to 39 portfolio companies, as of March 31, 2023. As of June 30, 2023, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $1.4 million during the quarter ended June 30, 2023, up as compared to $1.2 million in the prior quarter. As of June 30, 2023, Glick JV had $23.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of June 30, 2023, the Company had total principal value of debt outstanding of $1,785.0 million, including $1,135.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 64% secured and 36% unsecured borrowings as of June 30, 2023. The Company was in compliance with all financial covenants under its credit facilities as of June 30, 2023.

As of June 30, 2023, the Company had $59.7 million of unrestricted cash and cash equivalents and $482.5 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of June 30, 2023, unfunded investment commitments were $274.4 million, or $247.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $247.3 million, approximately $185.2 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of June 30, 2023, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 6.6%, up from 6.2% as of March 31, 2023, primarily driven by the impact of higher interest rates on the Company’s floating rate liabilities.

The Company’s total debt to equity ratio was 1.18x and 1.16x as of June 30, 2023 and March 31, 2023, respectively. The Company’s net debt to equity ratio was 1.14x and 1.14x as of June 30, 2023 and March 31, 2023, respectively.

Syndicated Facility Amendment

On June 23, 2023, the Company entered into an amendment to its amended and restated senior secured credit facility to, among other things, (i) increase the size of the Syndicated Facility from $1.0 billion to $1.218 billion (with no changes to the “accordion” feature the permits the Company, under certain circumstances, to increase the size of the Syndicated Facility to up to the greater of $1.25 billion and its net worth); (ii) extend the reinvestment period for $1.035 billion of commitments from May 4, 2025 to June 23, 2027; and (iii) extend the final maturity date for $1.035 billion of commitments from May 4, 2026 to June 23, 2028.

OSI2 Citibank Facility

On May 25, 2023, the Company entered into an amendment to the revolving credit facility which (i) increased the size of the OSI2 Citibank Facility from $250 million to $400 million; (ii) extended the reinvestment period from May 26, 2023 to May 25, 2025; (iii) extended the final maturity date from January 26, 2025 to January 26, 2027; (iv) modified the interest rate such that borrowings during the reinvestment period are subject to a rate equal to (A) in the case of a lender that is identified as a conduit lender, the lesser of (I) the applicable commercial paper rate for such conduit lender and (II) the Secured Overnight Financing Rate (“SOFR”) plus 2.00% per annum on broadly syndicated loans and 2.75% per annum on all other eligible loans and (b) for all other lenders, SOFR plus 2.00% per annum on broadly syndicated loans and 2.75% per annum on all other eligible loans, in all cases subject to a minimum overall rate of SOFR plus 2.50% per annum; and (v) modified the interest rate such that borrowings after the reinvestment period are subject to an applicable spread of 4.00% per annum.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of Oaktree Strategic Income Corporation (“OCSI”) and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover,

[1]

Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended June 30, 2023, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended June 30, 2023, no amounts were payable under the A&R Advisory Agreement.

these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	June 30, 2023 (unaudited)		March 31, 2023 (unaudited)		June 30, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$101,900	$1.32	$96,302	$1.32	$63,137	$1.03

Less: Interest income accretion related to merger accounting adjustments	(842)	(0.01)	(561)	(0.01)	(2,188)	(0.04)

Adjusted total investment income	$101,058	$1.31	$95,741	$1.31	$60,949	$1.00

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	June 30, 2023 (unaudited)		March 31, 2023 (unaudited)		June 30, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$48,413	$0.63	$45,978	$0.63	$40,370	$0.66

Less: Interest income accretion related to merger accounting adjustments	(842)	(0.01)	(561)	(0.01)	(2,188)	(0.04)

Add: Part II incentive fee	—	—	—	—	(6,796)	(0.11)

Adjusted net investment income	$47,571	$0.62	$45,417	$0.62	$31,386	$0.51

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	June 30, 2023 (unaudited)		March 31, 2023 (unaudited)		June 30, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(11,728)	$(0.15)	$(24,456)	$(0.33)	$(78,204)	$(1.28)

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	612	0.01	20,955	0.29	2,188	0.04

Adjusted net realized and unrealized gains (losses), net of taxes	$(11,116)	$(0.14)	$(3,501)	$(0.05)	$(76,016)	$(1.24)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	June 30, 2023 (unaudited)		March 31, 2023 (unaudited)		June 30, 2022 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$36,685	$0.48	$21,522	$0.29	$(37,834)	$(0.62)

Less: Interest income accretion related to merger accounting adjustments	(842)	(0.01)	(561)	(0.01)	(2,188)	(0.04)

Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	612	0.01	20,955	0.29	2,188	0.04

Adjusted earnings (loss)	$36,455	$0.47	$41,916	$0.57	$(37,834)	$(0.62)

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter 2023 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 3, 2023. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 1958224, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2023 (unaudited)	March 31, 2023 (unaudited)	September 30, 2022
ASSETS

Investments at fair value:

Control investments (cost June 30, 2023: $285,236; cost March 31, 2023: $283,629; cost September 30, 2022: $260,305)	$238,196	$235,855	$214,165

Affiliate investments (cost June 30, 2023: $25,370; cost March 31, 2023: $25,924; cost September 30, 2022: $27,353)	23,911	24,316	26,196

Non-control/Non-affiliate investments (cost June 30, 2023: $2,985,679; cost March 31, 2023: $3,010,825; cost September 30, 2022: $2,330,096)	2,873,512	2,904,689	2,253,750

Total investments at fair value (cost June 30, 2023: $3,296,285; cost March 31, 2023: $3,320,378; cost September 30, 2022: $2,617,754)	3,135,619	3,164,860	2,494,111

Cash and cash equivalents	59,704	43,750	23,528

Restricted cash	12,956	9,263	2,836

Interest, dividends and fees receivable	29,457	28,508	35,598

Due from portfolio companies	2,080	2,022	22,495

Receivables from unsettled transactions	39,261	14,439	4,692

Due from broker	39,990	45,690	45,530

Deferred financing costs	13,284	7,045	7,350

Deferred offering costs	186	186	32

Deferred tax asset, net	2,695	1,770	1,687

Derivative assets at fair value	49	—	6,789

Other assets	693	974	1,665

Total assets	$3,335,974	$3,318,507	$2,646,313

LIABILITIES AND NET ASSETS

Liabilities:

Accounts payable, accrued expenses and other liabilities	$3,412	$3,424	$3,701

Base management fee and incentive fee payable	20,072	19,390	15,940

Due to affiliate	7,724	4,012	3,180

Interest payable	12,907	14,851	7,936

Payables from unsettled transactions	2,785	—	26,981

Derivative liability at fair value	39,567	37,840	41,969

Credit facilities payable	1,135,000	1,115,000	700,000

Unsecured notes payable (net of $3,909, $4,279 and $5,020 of unamortized financing costs as of June 30, 2023, March 31, 2023 and September 30, 2022, respectively)	605,066	608,840	601,043

Total liabilities	1,826,533	1,803,357	1,400,750

Commitments and contingencies

Net assets:

Common stock, $0.01 par value per share, 250,000 shares authorized; 77,080, 77,080 and 61,125 shares issued and outstanding as of June 30, 2023, March 31, 2023 and September 30, 2022, respectively	771	771	611

Additional paid-in-capital	2,163,528	2,163,528	1,827,721

Accumulated overdistributed earnings	(654,858)	(649,149)	(582,769)

Total net assets (equivalent to $19.58, $19.66 and $20.38 per common share as of June 30, 2023, March 31, 2023 and September 30, 2022, respectively)	1,509,441	1,515,150	1,245,563

Total liabilities and net assets	$3,335,974	$3,318,507	$2,646,313

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2023 (unaudited)	Three months ended March 31, 2023 (unaudited)	Three months ended June 30, 2022 (unaudited)	Nine months ended June 30, 2023 (unaudited)	Nine months ended June 30, 2022 (unaudited)

Interest income:

Control investments	$5,568	$5,191	$3,400	$15,326	$10,214

Affiliate investments	681	648	470	1,970	1,170

Non-control/Non-affiliate investments	88,069	82,149	50,707	234,516	155,656

Interest on cash and cash equivalents	992	757	151	2,221	157

Total interest income	95,310	88,745	54,728	254,033	167,197

PIK interest income:

Non-control/Non-affiliate investments	3,967	4,123	5,178	14,220	14,515

Total PIK interest income	3,967	4,123	5,178	14,220	14,515

Fee income:

Control investments	13	12	12	38	38

Affiliate investments	5	5	5	15	15

Non-control/Non-affiliate investments	1,555	2,363	2,258	5,921	5,039

Total fee income	1,573	2,380	2,275	5,974	5,092

Dividend income:

Control investments	1,050	1,050	875	3,150	5,491

Non-control/Non-affiliate investments	—	4	81	4	81

Total dividend income	1,050	1,054	956	3,154	5,572

Total investment income	101,900	96,302	63,137	277,381	192,376

Expenses:

Base management fee	11,983	11,483	9,819	33,383	29,853

Part I incentive fee	9,590	9,007	6,497	26,300	19,658

Part II incentive fee	—	—	(6,796)	—	(8,791)

Professional fees	1,387	2,075	885	4,962	3,029

Directors fees	160	160	160	480	443

Interest expense	30,793	27,804	11,870	79,316	31,178

Administrator expense	322	315	271	935	968

General and administrative expenses	752	1,255	811	2,753	2,217

Total expenses	54,987	52,099	23,517	148,129	78,555

Fees waived	(1,500)	(1,775)	(750)	(4,025)	(2,250)

Net expenses	53,487	50,324	22,767	144,104	76,305

Net investment income before taxes	48,413	45,978	40,370	133,277	116,071

(Provision) benefit for taxes on net investment income	—	—	—	—	(3,308)

Excise tax	—	—	—	(78)	—

Net investment income	48,413	45,978	40,370	133,199	112,763

Unrealized appreciation (depreciation):

Control investments	734	1,675	(16,991)	(900)	(26,552)

Affiliate investments	149	(454)	(328)	(302)	(716)

Non-control/Non-affiliate investments	(6,497)	(21,124)	(67,806)	(36,296)	(90,333)

Foreign currency forward contracts	4,575	1,624	(1,630)	(4,802)	(778)

Net unrealized appreciation (depreciation)	(1,039)	(18,279)	(86,755)	(42,300)	(118,379)

Realized gains (losses):

Control investments	—	—	—	—	1,868

Non-control/Non-affiliate investments	(4,294)	(2,459)	416	(14,404)	5,888

Foreign currency forward contracts	(6,309)	(3,652)	8,796	(5,513)	12,179

Net realized gains (losses)	(10,603)	(6,111)	9,212	(19,917)	19,935

(Provision) benefit for taxes on realized and unrealized gains (losses)	(86)	(66)	(661)	397	1,696

Net realized and unrealized gains (losses), net of taxes	(11,728)	(24,456)	(78,204)	(61,820)	(96,748)

Net increase (decrease) in net assets resulting from operations	$36,685	$21,522	$(37,834)	$71,379	$16,015

Net investment income per common share — basic and diluted	$0.63	$0.63	$0.66	$1.89	$1.86

Earnings (loss) per common share — basic and diluted	$0.48	$0.29	$(0.62)	$1.01	$0.26

Weighted average common shares outstanding — basic and diluted	77,080	73,203	61,123	70,431	60,593